U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D. C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    From 4 or Form 5 obligations may continue. See Instruction 1(b) Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person
    Phelps, James C.
    208 Chattington Courte
    San Antonio, TX 78213
2. Issuer Name and Ticker or Trading Symbol
    Abraxas Petroleum Corporation
    AXAS
3. IRS or Social Security number of Reporting Person (Voluntary)
    ###-##-####
4. Statement for Month/Year
    April 2000
5. If Amendment, Date of Original Month/Year
    December 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X)Director ( )10% Owner ( )Officer (give title below) ( )Other

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Abraxas Petroleum - Common |12/09/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | |  4000            | A   1.00      | 100000            |I    |  Wife                     |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Petroleum - Common |12/09/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | | 14000            | A   1.00      | 114000            |I     | Wife                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Petroleum - Common |12/13/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | | 16000            | A   1.00      | 130000            |I     | Wife                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Petroleum - Common |12/14/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | |  5000            | A   1.00      | 135000            |I     | Wife                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Petroleum - Common |12/14/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | |  5000            | A   1.00      | 140000            |I     | Wife                      |
-----------------------------------------------------------------------------------------------------------------------------------|
Abraxas Petroleum - Common |12/28/|    | |                  |   |           |                   |      |                           |
                           |1999  |P   | | 10000            | A   1.00      | 150000            |I     | Wife                      |
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |  26711            |D     |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|

___________________________________________________________________________________________________________________________________|
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
___________________________________________________________________________________________________________________________________|
1. Title of Security  |2.Conver- |3.Trans-|4.Transac- |5.Number of Deriv-|6.Date    |7.Title   |8.Price |9.Number|10.Owner-|11.Nat-|
                      |  siono or|  action|  tion Code|  ative Securities|  exerc-  |  and     |  of    |  of de-|   ship  |   ure |
                      |  Exercise|  Date  |  (Instr 8)|  acquired (A) or |  isable  |  Amount  |  Deriv-|  rivat-|   Form  |   of  |
                      |  Price of| (Month/|           |  or Disposed of  |  and Ex- |  of      |  ative |  ive   |   of    |   Ind-|
                      |  Deriv-  |   Day/ |           |  (D)(Instr. 3, 4,|  pirat-  |  Under-  |  Secur-|  Secu- |   Der-  |   ire-|
                      |  ative   |   Year)|           |  and 5)          |  ion     |  lying   |  ity   |  riti- |   ivat- |   ct  |
                      |  Security|        |           |                  |  Date    |  Security|        |  es be-|   ive   |   Ben-|
                      |          |        |           |                  |          |          |        |  nefic-|   Sec-  |   efi-|
                      |          |        |           |                  |          |          |        |  ially |   uri-  |   cial|
                      |          |        |           |                  |          |          |        |  owned |   ty:   |   Own-|
                      |          |        |           |                  |          |          |        |  at end|   Dir-  |   er- |
                      |          |        |           |                  |          |          |        |  of    |   ect   |   ship|
                      |          |        |           |                  |          |          |        |  Month |   (D)or |       |
                      |          |        |___________|__________________|__________|__________|        |        |   indir-|       |
                      |          |        |     |     |         |        |Date|Exp- |     |Amo |        |        |   ect(I)|       |
                      |          |        |Code |  V  |  (A)    |  (D)   |Exer|irat |Title|unt-|        |        |         |       |
                      |          |        |     |     |         |        |able| ion |     |or  |        |        |         |       |
                      |          |        |     |     |         |        |    |Date |     |Num-|        |        |         |       |
                      |          |        |     |     |         |        |          |     |ber |        |        |         |       |
___________________________________________________________________________________________________________________________________|
Options               |          |        |     |     |         |        |    |     |      |     |       |  40900 |    D    |      |
                      |          |        |     |     |         |        |    |     |      |     |       |        |         |      |
___________________________________________________________________________________________________________________________________|

Explanation of responses:






Signature of Reporting Person

_______________________________
James C. Phelps

February 8, 2000